Exhibit 3.1

TRUST AGREEMENT

OF

WISDOMTREE COINDESK 20 FUND

THIS TRUST AGREEMENT (this “Agreement”) is made as of September 22, 2025, by and between WisdomTree Digital Commodity Services, LLC, as depositor (the “Depositor”), and CSC DELAWARE TRUST COMPANY, as trustee (the “Trustee”). The parties hereto hereby agree as follows:

1.       The trust created hereby shall be known as “ WisdomTree Coindesk 20 Fund” (the “Trust”), in which name the Trustee or the Depositor, to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2.     The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of $1.00. The Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under 12 Del. C. § 3801, et seq. (the “Delaware Act”), and that this Agreement constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Secretary of State of the State of Delaware in accordance with the Delaware Act.

3.       The Depositor and the Trustee are authorized and directed to enter into an amended and restated trust agreement satisfactory to each such party to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated trust agreement, the Depositor shall take any action necessary to obtain any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Trustee may take all actions requested by the Depositor pursuant to a written instruction letter which the Depositor deems necessary, convenient or incidental to effect the transactions contemplated herein. Except as otherwise expressly required by Section 2 or 5 herein, the Trustee shall not have any duty or obligation under or in connection with this Agreement or any document contemplated hereby, including, without limitation, with respect to the administration of the Trust, and no implied duties or obligations shall be inferred from or read into this Agreement against or with respect to the Trustee. The Trustee has no duty or obligation to supervise or monitor the performance of, or compliance with this Agreement by, the Depositor or any beneficial owner or any other trustee of the Trust. The Trustee shall not be liable for the acts or omissions of the Depositor or any beneficial owners or any other trustee of the Trust nor shall the Trustee be liable for any act or omission by it in good faith in accordance with the directions of the Depositor. The right of the Trustee to perform any discretionary act enumerated herein shall not be construed as a duty. The Trustee shall not be personally liable under any circumstances, except for its own willful misconduct, bad faith or gross negligence. In particular, but not by way of limitation:

(i)       the Trustee shall not be personally liable for any error of judgment made in good faith, except to the extent such error of judgment constitutes gross negligence on its part;

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(ii)       no provision of this Agreement shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(iii)      under no circumstances shall the Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust;

(iv)      the Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by the Depositor;

(v)      the Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the Depositor, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon;

(vi)     in the exercise or administration of the trust hereunder, the Trustee (a) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith and with due care and (b) may consult with counsel, accountants and other skilled persons to be selected by it in good faith and with due care and employed by it, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons; and

(vii)     except as expressly provided in this Section, in accepting and performing the trust hereby created the Trustee acts solely as Trustee hereunder and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement shall look only to the Trust's property for payment or satisfaction thereof.

(viii)      the Trustee shall not be liable for punitive, exemplary, consequential, special or other similar damages under any circumstances.

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4.      The Depositor, as a depositor of the Trust, is hereby authorized, in its discretion, (i) to negotiate, execute, deliver and perform on behalf of the Trust one or more (a) purchase agreements, escrow agreements, subscription agreements and other similar or related agreements providing for or relating to the sale and issuance of beneficial interests and/or any other interests in the Trust, and (b) assignments, asset transfer agreements, leases, and other similar or related agreements providing for or relating to the acquisition and/or disposition of assets by the Trust; (ii) to take any and all actions to enable the Trust to hold assets, including without limitation, to invest and reinvest finds contributed to the Trust from time to time; (iii) to prepare, execute and file any required tax returns; (iv) to cause the Trust to issue beneficial interests and/or other interests in the Trust in exchange for such consideration to be contributed to the Trust as the Depositor deems appropriate and cause the Trust to issue one or more certificates, in such form as it deems appropriate, evidencing such interests in the Trust; and (v) to prepare, execute and deliver on behalf of the Trust any and all documents, papers and instruments as it deems desirable in connection with any of the foregoing.

5.       The Trustee is authorized to take such action or refrain from taking such action under this Agreement as it may be directed in writing by the Depositor from time to time; provided, however, that the Trustee shall not be required to take or refrain from taking any such action if it shall have determined, or shall have been advised by counsel, that such performance is likely to involve the Trustee in personal liability or is contrary to the terms of this Agreement or of any document contemplated hereby to which the Trust or the Trustee is a party or is otherwise contrary to law. If at any time the Trustee determines that it requires or desires guidance regarding the application of any provision of this Agreement or any other document, or regarding compliance with any direction received by it hereunder, then the Trustee may deliver a notice to the Depositor requesting written instructions as to the course of action desired by the Depositor, and such instructions by the Depositor shall constitute full and complete authorization and protection for actions taken and other performance by the Trustee in reliance thereon. Until the Trustee has received such instructions after delivering such notice, it may refrain from taking any action with respect to the matters described in such notice.

6.       The Trustee shall be entitled to receive compensation from the Depositor for its services in accordance with such schedules as shall have been separately agreed to from time to time by the Delaware Trustee and the Depositor. The Trustee may consult with counsel (who may be counsel for the Depositor). The Trustee may earn compensation in the form of short-term interest on items like uncashed distribution checks (from the date issued until the date cashed), funds that the Trustee is directed not to invest, deposits awaiting investment direction or received too late to be invested overnight in previously directed investments. The Depositor hereby agrees to (i) reimburse the Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts), (ii) indemnify, defend and hold harmless the Trustee and the officers, directors, employees and agents of the Trustee (collectively, including the Trustee in its individual capacity, the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Agreement, the creation, operation, administration or termination of the Trust, or the transactions contemplated hereby; provided, however, that the Depositor shall not be required to indemnify an Indemnified Person for Expenses to the extent such Expenses result from the willful misconduct, bad faith or gross negligence of such Indemnified Person, and (iii) advance to each such Indemnified Person Expenses (including reasonable fees and expenses of counsel) incurred by such Indemnified Person, in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Depositor of an undertaking, by or on behalf of such Indemnified Person, to repay such amount if it shall be determined that such Indemnified Person is not entitled to be indemnified therefor under this Section 6. The obligations of the Depositor under this Section 6 shall survive the resignation or removal of any trustee of the Trust, shall survive the termination of this Agreement and the termination of the Trust.

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7.       The number of trustees of the Trust initially shall be one (1) and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor which may increase or decrease the number of trustees of the Trust; provided, however, to the extent required by the Delaware Act, there shall at all times be one trustee of the Trust that shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee of the Trust at any time. Any trustee of the Trust may resign upon thirty days’ prior notice to the Depositor and the other trustee(s), if any.

8.      The Trustee may resign by giving 30 days’ prior written notice to the Depositor or the Trustee may be removed by the Depositor upon receipt of 30 days’ prior written notice. The Trust may be terminated upon request of the Depositor and the distribution or transfer of all Trust Property by or pursuant to direction of the Depositor or upon judicial dissolution of the Trust, whichever is earliest. Upon dissolution, Depositor on behalf of the Trust shall wind-up the assets and affairs of the Trust. Upon the dissolution and winding up of the Trust in accordance with Section 3808(e) of the Delaware Statutory Trust Act, at the written direction and expense of the Depositor, the Trustee shall cause the Trust to be cancelled by filing a certificate of cancellation with the Delaware Secretary of State in accordance with the provisions of Section 3810 of the Act and, thereupon, the Trust shall terminate and this Trust Agreement shall be of no further force or effect.

9.        This Agreement may be executed in one or more counterparts.

10.      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

11.      The Corporate Transparency Act (31 U.S.C. § 5336) and its implementing regulations (collectively, the “CTA”), may require the Trust to file reports with the U.S. Financial Crimes Enforcement Network. It shall be Sponsor’s duty, and not the Trustee’s duty, to prepare such filings, cause the Trust to make such filings, and to cause the Trust to comply with its obligations under the CTA, if any.

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IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

WisdomTree Digital Commodity Services, LLC Delaware limited liability company, as Depositor

By:	/s/ Ryan M. Louvar
Name: Ryan M. Louvar
Title: Chief Legal Officer

CSC DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Gregory Daniels
Name: Gregory Daniels
Title: Vice President

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